Select Energy Services Reports 2018 First Quarter Results

Net Income of $16.1 million and Adjusted EBITDA(1) of $59.6 million

Operating Cash Flow of $35.2 million which fully funded capital expenditures

Total liquidity of $166.9 million, including cash and cash equivalents of $6.1 million

HOUSTON, May 10, 2018 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or "the Company"), a leading provider of total water management and chemical solutions to the North American unconventional oil and gas industry, today announced results for the first quarter ended March 31, 2018.

Revenue for the first quarter of 2018 was $376.4 million as compared to $304.2 million in the fourth quarter of 2017 and $99.9 million in the first quarter of 2017. Net income for the first quarter of 2018 was $16.1 million as compared to a net loss of $14.9 million in the fourth quarter of 2017 and a net loss of $12.3 million in the first quarter of 2017. Adjusted EBITDA was $59.6 million in the first quarter of 2018 as compared to $43.9 million in the fourth quarter of 2017 and $13.8 million in the first quarter of 2017. Due to the timing of Select's merger with Rockwater Energy Solutions, Inc. ("Rockwater") that closed on November 1, 2017, results in the fourth quarter of 2017 do not include Rockwater's operating results for the month of October, which included approximately $70.1 million in revenue, $0.7 million in net income and $7.7 million in Adjusted EBITDA.

Holli Ladhani, President and CEO, stated, "We are very encouraged by how the company progressed during the first quarter. The integration of Rockwater has gone well and is reflected in our first quarter results with solid net income and cash flow. With a supportive backdrop of rising oil prices and overall strong market fundamentals, we will continue to remain focused on further improving our margins in the second quarter."

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(1) "Adjusted EBITDA" is not presented in accordance with generally accepted accounting principles in the United States ("GAAP"). Please see the supplemental financial information in the table under "Comparison of Non-GAAP Financial Measures" at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.

Cash Flow and Balance Sheet

Cash Flow from Operations for the first quarter was $35.2 million. Capital expenditures for the quarter were $32.6 million, which were fully funded with Cash Flow from Operations, which also included $18.2 million of working capital build. Total cash during the quarter increased $3.3 million and, at March 31, 2018, cash and cash equivalents totaled $6.1 million and outstanding borrowings under our revolving credit facility of $75.0 million. In addition to cash and cash equivalents, the Company had approximately $160.8 million of available borrowing capacity under our revolving credit facility after giving effect to $19.8 million of outstanding letters of credit, providing total liquidity of $166.9 million.

Conference Call

Select has scheduled a conference call on Friday, May 11, 2018 at 10:00 a.m. Eastern time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen live over the Internet by logging on to the web at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through May 18, 2018 and may be accessed by calling 201-612-7415 using passcode 13676696#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select is a leading provider of total water management and chemical solutions to the North American unconventional oil and gas industry. Select provides for the sourcing and transfer of water, both by permanent pipeline and temporary hose, prior to its use in the drilling and completion activities associated with hydraulic fracturing, as well as complementary water-related services that support oil and gas well completion and production activities, including containment, monitoring, treatment and recycling, flowback, hauling, and disposal. Select, under its Rockwater Energy Solutions brand, develops and manufactures a full suite of specialty chemicals used in the well completion process and production chemicals used to enhance performance over the producing life of a well. Select currently provides services to exploration and production companies and oilfield service companies operating in all the major shale and producing basins in the United States and Western Canada. For more information, please visit Select's website, http://www.selectenergyservices.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "expect," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to, the factors discussed or referenced in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2017 and in any subsequently filed quarterly reports on Form 10-Q or current reports on Form 8-K. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2018	2017
Revenue
Water solutions and related services	$281,555	$78,377
Accommodations and rentals	14,744	9,515
Wellsite completion and construction services	16,466	12,033
Oilfield chemical product sales	63,630	—
Total revenue	376,395	99,925
Costs of revenue
Water solutions and related services	215,425	60,621
Accommodations and rentals	10,665	7,923
Wellsite completion and construction services	14,390	10,419
Oilfield chemical product sales	57,084	—
Depreciation and amortization	30,882	21,204
Total costs of revenue	328,446	100,167
Gross profit (loss)	47,949	(242)
Operating expenses
Selling, general and administrative	25,681	9,957
Depreciation and amortization	541	446
Impairment of investment	2,000	—
Lease abandonment costs	1,124	1,863
Total operating expenses	29,346	12,266
Income (loss) from operations	18,603	(12,508)
Other income (expense)
Interest expense, net	(1,151)	(730)
Foreign currency losses, net	(400)	—
Other (expense) income, net	(458)	1,064
Income (loss) before tax expense	16,594	(12,174)
Tax expense	(462)	(106)
Net income (loss)	16,132	(12,280)
Less: net (income) loss attributable to noncontrolling interests	(6,033)	8,108
Net income (loss) attributable to Select Energy Services, Inc.	$10,099	$(4,172)

Net income (loss) per share attributable to common stockholders:
Class A—Basic	$0.15	$(0.21)
Class A-1—Basic	$—	$(0.21)
Class A-2—Basic	$0.15	$—
Class B—Basic	$—	$—

Net income (loss) per share attributable to common stockholders:
Class A—Diluted	$0.15	$(0.21)
Class A-1—Diluted	$—	$(0.21)
Class A-2—Diluted	$0.15	$—
Class B—Diluted	$—	$—

SELECT ENERGY SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$6,117	$2,774
Accounts receivable trade, net of allowance for doubtful accounts of $3,341 and $2,979, respectively	407,046	373,633
Accounts receivable, related parties	7,206	7,669
Inventories	44,501	44,598
Prepaid expenses and other current assets	20,295	17,842
Total current assets	485,165	446,516
Property and equipment	1,051,970	1,034,995
Accumulated depreciation	(578,220)	(560,886)
Property and equipment, net	473,750	474,109
Goodwill	275,795	273,421
Other intangible assets, net	152,215	156,066
Other assets	4,084	6,256
Total assets	$1,391,009	$1,356,368
Liabilities and Equity
Current liabilities
Accounts payable	$62,415	$52,579
Accounts payable and accrued expenses, related parties	2,600	2,772
Accrued salaries and benefits	20,222	21,324
Accrued insurance	11,928	12,510
Sales tax payable	12,570	12,931
Accrued expenses and other current liabilities	91,400	81,112
Current portion of capital lease obligations	1,706	1,965
Total current liabilities	202,841	185,193
Accrued lease obligations	18,321	18,979
Other long term liabilities	13,577	13,827
Long-term debt	75,000	75,000
Total liabilities	309,739	292,999
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 66,258,163 shares issued and outstanding as of March 31, 2018; 350,000,000 shares authorized and 59,182,176 shares issued and outstanding as of December 31, 2017	662	592
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized, no shares issued or outstanding as of March 31, 2018; 40,000,000 shares authorized, 6,731,845 shares issued and outstanding as of December 31, 2017	—	67
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 40,331,989 shares issued and outstanding as of March 31, 2018; 150,000,000 shares authorized and 40,331,989 shares issued and outstanding as of December 31, 2017	404	404
Preferred stock, $0.01 par value; 50,000,000 shares authorized and no shares issued and outstanding as of March 31, 2018 and December 31, 2017	—	—
Additional paid-in capital	675,895	673,141
Accumulated deficit	(7,760)	(17,859)
Accumulated other comprehensive income	43	302
Total stockholders' equity	669,244	656,647
Noncontrolling interests	412,026	406,722
Total equity	1,081,270	1,063,369
Total liabilities and equity	$1,391,009	$1,356,368

SELECT ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities
Net income (loss)	$16,132	$(12,280)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	31,423	21,650
Loss (gain) on disposal of property and equipment	554	(1,105)
Bad debt expense	485	334
Amortization of debt issuance costs	172	309
Equity-based compensation	2,481	643
Impairment of investment	2,000	—
Other operating items, net	117	—
Changes in operating assets and liabilities
Accounts receivable	(33,691)	(21,157)
Prepaid expenses and other assets	(1,017)	1,337
Accounts payable and accrued liabilities	16,549	2,333
Net cash provided by (used in) operating activities	35,205	(7,936)
Cash flows from investing activities
Acquisitions, net of cash received	—	(49,004)
Purchase of property and equipment	(32,612)	(10,806)
Proceeds received from sale of property and equipment	1,609	1,753
Net cash used in investing activities	(31,003)	(58,057)
Cash flows from financing activities
Proceeds from revolving line of credit and issuance of long-term debt	—	34,000
Payments of capital lease obligations	(511)	—
Proceeds from share issuance	130	—
Distributions to noncontrolling interests	(161)	—
Share repurchases	(264)	—
Net cash (used in) provided by financing activities	(806)	34,000
Effect of exchange rate changes on cash	(53)	—
Net increase (decrease) in cash and cash equivalents	3,343	(31,993)
Cash and cash equivalents, beginning of period	2,774	40,041
Cash and cash equivalents, end of period	$6,117	$8,048
Supplemental cash flow disclosure:
Cash paid for interest	$991	$427
Cash paid for taxes	$344	$12
Supplemental disclosure of noncash investing activities:
Capital expenditures included in accounts payable and accrued liabilities	$9,632	$4,766

Comparison of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are not financial measures presented in accordance with GAAP. We define EBITDA as net income, plus interest expense, taxes and depreciation & amortization. We define Adjusted EBITDA as EBITDA, plus impairment of investment, lease abandonment costs, non-recurring severance expenses, non-recurring transaction costs, non-cash compensation expenses, plus/(minus) non-cash loss (gain) on sale of subsidiaries and other assets, plus/(minus) foreign currency loss (gain), plus inventory write downs and other non-recurring charges. EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA or Adjusted EBITDA in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Item 6. Selected Financial Data" in our 2017 Annual Report on Form 10-K.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to our net loss, which is the most directly comparable GAAP measure for the periods presented:

			Rockwater
	Three Months Ended		One Month Ended October 31,	Three Months Ended
	March 31, 2018	December 31, 2017	2017	March 31, 2017
	(unaudited)
	(in thousands)
Net income (loss)	$16,132	$(14,950)	$701	$(12,280)
Interest expense	1,151	4,744	468	730
Tax expense (benefit)	462	(525)	121	106
Depreciation and amortization	31,423	34,993	4,806	21,650
EBITDA	49,168	24,262	6,096	10,206
Impairment of investment	2,000	—	—	—
Lease abandonment costs	1,124	701	50	1,863
Non-recurring severance expenses	—	4,039	125	—
Non-recurring transaction costs	2,694	4,717	627	748
Non-cash compensation expenses	2,481	5,910	387	643
Non-cash loss (gain) on sale of subsidiaries and other assets	1,515	965	(3)	309
Foreign currency loss (gain)	400	(281)	404	—
Inventory write downs	266	—	—	—
Other non-recurring charges	—	3,563	21	—
Adjusted EBITDA	$59,648	$43,876	$7,707	$13,769

Contacts:	Select Energy Services
Gary Gillette - CFO & SVP
Chris George - Sr. Director, Finance & Investor Relations
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com